Revelation Biosciences Starts its PRIME

Phase 1b Clinical Study of Gemini in CKD Patients

– Dosing to Commence Mid-February –

– Topline data expected Mid-Year –

San Diego, CA – January 21, 2025 – Revelation Biosciences, Inc. (NASDAQ: REVB) (the “Company” or “Revelation”), a clinical-stage life sciences company that is focused on harnessing the power of trained immunity for the treatment of disease, announced today that it has started its PRIME (PReconditioning IMmunostimulatory Evaluation) Phase 1b clinical study of escalating doses of intravenously administered Gemini in patients with Stage 3 and 4 Chronic Kidney Disease (CKD). The US based multi-site placebo-controlled study will enroll up to forty patients in five cohorts of single escalating doses.

“I am delighted to see the Revelation teams’ hard work culminating with the start of the PRIME study.” said James Rolke, Chief Executive Officer of Revelation. “We look forward to the results and plan to educate the public over the next few months on the importance of the planned biomarkers as it relates to CKD treatment and prevention of AKI.”

Top-line data including safety, tolerability, and biomarkers of target activity are expected by mid-year. Data from the PRIME clinical study will support future development in both the GEM-CKD and GEM-AKI programs.

About AKI

AKI, also known as acute renal failure, is defined as a rapid loss of kidney function. AKI causes a build-up of waste products in blood and makes it more difficult for kidneys to maintain the correct balance of fluid in the body. AKI can also have a significant impact on other organs such as the brain, heart, and lungs.

About CKD

Chronic kidney disease is a pervasive problem in the United States and world-wide. CKD is due to chronic inflammation and can be initiated and propagated in several ways. One prevalent condition is the high blood sugar levels associated with diabetes (either Type 1 or Type 2). High blood sugar is toxic to kidney cells creating stress which imitates the inflammatory process leading to the demise of these cells with subsequent fibrosis ultimately resulting in continuous loss of kidney function over time. High arterial blood pressure is another source of stress that initiates the inflammatory process leading to CKD. Other risk factors include heart disease, obesity, family history of CKD or older age. Progression of chronic kidney damage often leads to end stage renal disease with the need for renal replacement therapy (dialysis or transplantation), resulting in significant morbidity and mortality for affected patients. Kidney diseases are the leading cause of death in the United States.

About Gemini

Gemini is an intravenously administrated, proprietary formulation of phosphorylated hexaacyl disaccharide (PHAD®) that reduces the damage associated with inflammation by reprograming the innate immune system to respond to stress (trauma, infection, etc.) in an attenuated manner. Revelation has conducted multiple preclinical studies demonstrating the therapeutic potential of Gemini in the target indications. Earlier this year Revelation announced positive Phase 1 clinical data for intravenous treatment with Gemini. The primary safety endpoint was met in the Phase 1 study, and results demonstrated statistically significant pharmacodynamic activity as observed through expected changes in multiple biomarkers including upregulation of IL-10.

Gemini is being developed for multiple indications including as a pretreatment to prevent or reduce the severity and duration of acute kidney injury (GEMINI-AKI program), and as pretreatment to prevent or reduce the severity and duration of post-surgical infection (GEMINI-PSI program). In addition, Gemini may be a treatment to stop or slow the progression of chronic kidney disease (GEMINI-CKD program).

About Revelation Biosciences, Inc.

Revelation Biosciences, Inc. is a clinical stage life sciences company focused on harnessing the power of trained immunity for the prevention and treatment of disease using its proprietary formulation Gemini. Revelation has multiple ongoing programs to evaluate Gemini, including as a prevention for post-surgical infection, as a prevention for acute kidney injury, and for the treatment of chronic kidney disease.

For more information on Revelation, please visit www.RevBiosciences.com.

Forward-Looking Statements

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements are statements that are not historical facts. These forward-looking statements are generally identified by the words "anticipate", "believe", "expect", "estimate", "plan", "outlook", and "project" and other similar expressions. We caution investors that forward-looking statements are based on management’s expectations and are only predictions or statements of current expectations and involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from those anticipated by the forward-looking statements. Revelation cautions readers not to place undue reliance on any such forward looking statements, which speak only as of the date they were made. The following factors, among others, could cause actual results to differ materially from those described in these forward-looking statements: the ability of Revelation to meet its financial and strategic goals, due to, among other things, competition; the ability of Revelation to grow and manage growth profitability and retain its key employees; the possibility that the Revelation may be adversely affected by other economic, business, and/or competitive factors; risks relating to the successful development of Revelation’s product candidates; the ability to successfully complete planned clinical studies of its product candidates; the risk that we may not fully enroll our clinical studies or enrollment will take longer than expected; risks relating to the occurrence of adverse safety events and/or unexpected concerns that may arise from data or analysis from our clinical studies; changes in applicable laws or regulations; expected initiation of the clinical studies, the timing of clinical data; the outcome of the clinical data, including whether the results of such study is positive or whether it can be replicated; the outcome of data collected, including whether the results of such data and/or correlation can be replicated; the timing, costs, conduct and outcome of our other clinical studies; the anticipated treatment of future clinical data by the FDA, the EMA or other regulatory authorities, including whether such data will be sufficient for approval; the success of future development activities for its product candidates; potential indications for which product candidates may be developed; the ability of Revelation to maintain the listing of its securities on NASDAQ; the expected duration over which Revelation’s balances will fund its operations; and other risks and uncertainties described herein, as well as those risks and uncertainties discussed from time to time in other reports and other public filings with the SEC by Revelation.

Company Contacts

Mike Porter

Investor Relations

Porter LeVay & Rose Inc.

Email: mike@plrinvest.com

Chester Zygmont, III

Chief Financial Officer

Revelation Biosciences Inc.

Email: czygmont@revbiosciences.com